                                UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                          (Amendment No.       )*
                                        ------



                        Managed Care Solutions, Inc.
                     ----------------------------------
                              (Name of Issuer)



                    Common Stock, par value $.01 per share
                    --------------------------------------
                       (Title of Class of Securities)


                                561906 10 8
                     ----------------------------------
                              (CUSIP Number)

   Check the  following box if a fee is being paid with this statement / /.
(A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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                                  SCHEDULE 13G

CUSIP No. 561906 10 8
          ------------

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     S.S. or I.R.S. Identification Nos. of Above Persons

     Blue Cross and Blue Shield of Texas, Inc.
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     Texas
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting Power
 Beneficially                     889,221
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With                      0
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                  889,221
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                  0
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

     889,221
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

     / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

     16.9%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*

     IC
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!


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ITEM 1(a).  NAME OF ISSUER

            Managed Care Solutions, Inc.
-------------------------------------------------------------------------------
ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

            7600 North 16th Street, Suite 150
            Phoenix, Arizona 85020
-------------------------------------------------------------------------------
ITEM 2(a).  NAME OF PERSON(S) FILING

            Blue Cross and Blue Shield of Texas, Inc.
-------------------------------------------------------------------------------
ITEM 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

            901 South Central Expressway
            Richardson, Texas 75080
-------------------------------------------------------------------------------
ITEM 2(c).  CITIZENSHIP

            Texas
-------------------------------------------------------------------------------
ITEM 2(d).  TITLE OF CLASS OF SECURITIES

            Common Stock, $.01 par value per share
-------------------------------------------------------------------------------
ITEM 2(e).  CUSIP NUMBER

            561906 10 8
-------------------------------------------------------------------------------
ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A

    (a) / / Broker or Dealer registered under Section 15 of the Act

    (b) / / Bank as defined in section 3(a)(6) of the Act

    (c) /X/ Insurance Company as defined in section 3(a)(19) of the Act

    (d) / / Investment Company registered under section 8 of the Investment Company Act

    (e) / / Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

    (f) / / Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F)

    (g) / / Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G) (Note: See Item 7)

    (h) / / Group, in accordance with Rule 13d-1(b)(1)(ii)(H)

ITEM 4.  OWNERSHIP

    (a) Amount Beneficially Owned:
        889,221 shares of Common Stock. Of such shares, 779,221 were issuable as of December 31, 1996 pursuant to a convertible note and 100,000 shares were issuable as of December 31, 1996 pursuant to a Common
        Stock purchase warrant.
    ---------------------------------------------------------------------------
    (b) Percent of Class:
        16.9%
    ---------------------------------------------------------------------------
    (c) Number of shares as to which such person has:

          (i) sole power to vote or to direct the vote:
              889,221
              -----------------------------------------------------------------
         (ii) shared power to vote or to direct the vote:
              none.
              -----------------------------------------------------------------
        (iii) sole power to dispose or to direct the disposition of:
              889,221
              -----------------------------------------------------------------
         (iv) shared power to dispose or to direct the disposition of:
              none.
              -----------------------------------------------------------------

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         Not applicable.
-------------------------------------------------------------------------------
ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         Not applicable.
-------------------------------------------------------------------------------
ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
         THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not applicable.
-------------------------------------------------------------------------------
ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not applicable.
-------------------------------------------------------------------------------
ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not applicable.

-------------------------------------------------------------------------------
ITEM 10. CERTIFICATION

    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                   --------







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

                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 13, 1997


                                           BLUE CROSS AND BLUE SHIELD
                                           OF TEXAS, INC.



                                           By:  /s/ Vernon Walker
                                                -----------------------------
                                                Name:  Vernon Walker
                                                      -----------------------
                                                Title: CFO and Treasurer
                                                      -----------------------







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